Exhibit 99.1

NOT FOR IMMEDIATE RELEASE	Contact:	Andrew Lipsman
comScore, Inc.
312-775-6510
press@comscore.com

comScore Announces CEO Dr. Gian Fulgoni to Accelerate Retirement Date

RESTON, Va. – November 14, 2017 – comScore, Inc. (OTC: SCOR) today announced that Dr. Gian Fulgoni, its Co-Founder and Chief Executive Officer, has decided to accelerate his previously announced retirement, originally scheduled for January 31, 2018, and stepped down as CEO, effective November 13, 2017. As previously announced, Dr. Fulgoni has assumed a Chairman Emeritus role and will also provide advisory services to ensure a smooth leadership transition. The advisory services will be provided for a period of one year from November 13, 2017.

Until a permanent CEO is named, Bill Livek, comScore’s Executive Vice Chairman and President, will assume additional management responsibilities, and Board Chair, Sue Riley, has committed to play an active and daily role in the oversight of the Company. A committee formed by the Board to direct the search for a new CEO has retained a leading executive search firm, Spencer Stuart, to assist in conducting the search.

About comScore

comScore is a leading cross-platform measurement company that measures audiences, brands and consumer behavior everywhere. comScore completed its merger with Rentrak Corporation in January 2016, to create the new model for a dynamic, cross-platform world. Built on precision and innovation, comScore’s data footprint combines proprietary digital, TV and movie intelligence with vast demographic details to quantify consumers’ multiscreen behavior at massive scale. This approach helps media companies monetize their complete audiences and allows marketers to reach these audiences more effectively. With more than 3,200 clients and a global footprint in more than 75 countries, comScore is delivering the future of measurement. Shares of comScore stock are currently traded on the OTC Market (OTC: SCOR). For more information on comScore, please visit comscore.com.

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